As filed with the Securities and Exchange Commission on December 17, 2015

Registration No. 333-205177

Registration No. 333-182477

Registration No. 333-149838

Registration No. 333-121051

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration Statement 333-205177

Form S-8 Registration Statement 333-182477

Form S-8 Registration Statement 333-149838

Form S-8 Registration Statement 333-121051

Form S-8

Registration Statement

Under

The Securities Act of 1933

Gramercy Property Trust Inc.

(Columbus Merger Sub, LLC as successor by merger to Gramercy Property Trust Inc.)

(Exact name of Registrant as specified in its charter)

Maryland	06-1722127
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

521 5th Avenue, 30th Floor

New York, New York 10175

(212) 297-1000

(Address of principal executive offices, including zip code)

2015 Equity Incentive Plan

2012 Inducement Equity Incentive Plan

2008 Employee Stock Purchase Plan

Equity Incentive Plan

(Full title of the plan)

Edward J. Matey Jr.

General Counsel, Secretary and Executive Vice
President

Columbus Merger Sub, LLC,

as successor by merger to

Gramercy Property Trust Inc.

521 5th Avenue, 30th Floor

New York, New York 10175

(212) 297-1000

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

James W. McKenzie, Jr.

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

(215) 963-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SHARES

These Post-Effective Amendments (“Post-Effective Amendments”) filed by Gramercy Property Trust Inc. (“Gramercy” or the “Company” or “Registrant”) remove from registration all shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), that remain unsold under the following registration statements (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•                  Registration Statement on Form S-8 (No. 333-205177), which was filed with the SEC on June 23, 2015, pertaining to the registration of 3,200,000 shares of Common Stock issuable under Gramercy’s 2015 Equity Incentive Plan.

•                  Registration Statement on Form S-8 (No. 333-182477), which was filed with the SEC on July 2, 2012, pertaining to the registration of 4,500,000 shares of Common Stock issuable under Gramercy’s 2012 Inducement Equity Incentive Plan;

•                  Registration Statement on Form S-8 (No. 333-149838), which was filed with the SEC on March 20, 2008, pertaining to the registration of 250,000 shares of Common Stock issuable under Gramercy’s 2008 Employee Stock Purchase Plan;

•                  Registration Statement on Form S-8 (No. 333-121051), which was filed with the SEC on December 7, 2004, pertaining to the registration of 2,000,000 shares of Common Stock issuable under Gramercy’s Equity Incentive Plan;

On July 1, 2015, Gramercy entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) with Chambers Street Properties, a Maryland real estate investment trust (“Chambers”), and Columbus Merger Sub, LLC, a Maryland limited liability company and indirect wholly owned subsidiary of Chambers (“Merger Sub”), pursuant to which Gramercy will be merged with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving entity of the Merger.

In connection with the Merger, Merger Sub, as successor to the Company is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, Merger Sub, as successor to the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Columbus Merger Sub, LLC, as successor by merger to the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 17th day of December, 2015.

Columbus Merger Sub, LLC

By:	/s/ Jon W. Clark
Jon W. Clark

Chief Financial Officer, Chief Accounting Officer & Treasurer